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                            SCHEDULE 14A INFORMATION

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                                      RITE AID CORPORATION
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           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


   The following information includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

   Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

   o our high level of indebtedness;

   o our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our credit facilities and other debt agreements;

   o our ability to improve the operating performance of our existing stores, and, in particular, our new and relocated stores in accordance with our management's long term strategy;

   o the outcomes of pending lawsuits and governmental investigations, both civil and criminal, involving our financial reporting and other matters;

   o competitive pricing pressures and continued consolidation of the drugstore industry;

   o third-party prescription reimbursement levels and regulatory changes governing pharmacy practices;

   o general economic conditions, inflation and interest rate movements;

   o merchandise supply constraints or disruptions; and

   o access to capital.

   We undertake no obligation to revise the forward-looking statements included in this report to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview and Factors Affecting our Future Prospects" in our Annual Report on Form 10-K included herein.

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                                [RITE AID LOGO]



To Our Stockholders, Customers, Suppliers and Associates:

   During fiscal 2002, we made substantial progress on our turnaround plan despite an economy weaker than we had anticipated and an increasingly competitive drugstore environment.

   We finished the year with a stronger balance sheet, significant improvement in our store operations and the strongest cash and liquidity position since current management's arrival in December 1999. We had positive cash flow from operations for the first time in three years. And while the tragic events of September 11 impeded our progress in the period immediately following, we regained positive momentum by year end. During the fourth quarter, we exceeded both our sales and EBITDA (earnings before interest, taxes, depreciation, amortization, non-cash charges and non-recurring items) guidance and had our best EBITDA quarter for the year, both in total dollars and as a percent of sales.

   Financial results improved again in fiscal 2002 with an increase in EBITDA of 24 percent over the like period the prior year and a gain in total same store sales of 8.3 percent. Front-end same store sales gained 3.6 percent on top of a strong 6.5 percent in fiscal 2001, with the growth fueled by new and expanded product categories, strong seasonal selections, effective promotions, competitive pricing and taking better care of customers. Our "With Us It's Personal" and "Ready When Promised" programs in the pharmacy, focusing on personal service and faster delivery, also had a positive impact as we filled more than 200 million prescriptions and increased same store pharmacy sales by
11.4 percent.

   At year end, we had a stronger store portfolio as we continued to close underperforming stores that were a drain on cash flow and to pursue a strategy of fiscally responsible growth. During fiscal 2002, we opened or relocated 29 stores, acquired 10 stores, remodeled 64 stores and closed 168 stores. We have a modern store base with prime locations, giving us a first or second market position in 55 major metropolitan areas and making us the third largest drugstore chain in the United States.

   We also made substantial progress in resolving other corporate issues. We reached agreement with the plaintiff's attorneys on the final payment of the settlement of the shareholder securities lawsuits against the company. Per the agreement, we issued $149.5 million in senior secured notes due in 2006, which we believe is much better for our shareholders than making the payment in stock or in cash.

   Of all the progress we made, one of the most significant events was our June 2001 refinancing that helped reduce total debt, including lease financing obligations, from $6.6 billion two years ago to $4.1 billion today. We now have no significant debt maturing before 2005. We are able to focus totally on initiatives that will boost store productivity--which we believe is the key to delivering shareholder value--instead of spending a substantial amount of our time insuring the company's survival.

   Rite Aid is a much stronger company today than it was a year ago.

Our FY 2003 Strategy

   As we enter fiscal 2003, we continue to focus on improving same store sales and profitability. We know that providing superior customer service, running good stores, improving in-stock levels and having competitive pricing and promotions are what make for a successful retailer--and a satisfied shareholder--over the long term. And while the many initiatives we've implemented over the last two years have made inroads in these areas, much opportunity lies ahead.

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   We have engaged all levels of management in our EBITDA Achievement Program for fiscal 2003, which we believe will enable us to deliver at least a 20 percent increase in EBITDA each year for the next three years. Basic areas of focus are sales and margin growth, operational excellence, market optimization, supply chain improvement and expense control.

   Our plans to grow sales and margin include designing profitable promotions to attract new customers, making sure our pricing appeals to today's more value-driven shopper while remaining competitive in the drugstore sector and continually improving our product assortments. Working with our supplier partners, we've developed a first to market strategy to get new products to our stores quickly and profitably. We're also adding more than 300 new items to our Rite Aid private and exclusive brands, which carry a higher margin than branded products and accounted for 10.6 percent of our non-pharmacy business in fiscal 2002.

   Personal service and faster delivery remain our focus in pharmacy. We are expanding our pharmacy marketing program to attract new customers and continuing to purchase prescription files to build business. We also will continue our emphasis on dispensing generic prescriptions, which are less expensive than name brands for the customer and provide a higher margin for us. Our Michigan pharmacists are great examples of our success in this area; we applaud them for winning a statewide competition for the best generic dispensing rate of any chain.

   Importantly, we are developing marketing programs to increase our average sales per transaction. We want our customers to choose Rite Aid for all of their drugstore needs. If they shop with us now only for prescriptions, our goal is to convince them to shop with us also for health and beauty aids, photo developing and the many other non-prescription items we sell. If they stop in at Rite Aid only for toothpaste and snacks, we want them to start using our pharmacy.

   No retailer can achieve operational excellence without superior customer service. With our culture, our associate recognition programs and our training concentrated on service, we have developed a customer scorecard to measure store performance and show us where we need to improve. The scorecard tracks results of all of our customer service programs, including mystery shopper, comment cards and call center reports. Upgrading store and field management through new training, coaching and recruiting programs is also part of our operational excellence initiative.

   In fiscal 2003, we intend to spend approximately $130 million on capital expenditures. We also intend to remodel 140 stores throughout the chain, relocate 18 stores, and open 3 new stores. We also plan to add 209 GNC's, our successful "store within a store" vitamin departments, bringing the total number of Rite Aids with GNC departments to nearly 1,000.

   Work continues on our supply chain initiative, refining the improvements we've already made and adding new projects that improve service levels, increase inventory turns and reduce costs. We will continue to manage and leverage overall company expenses, including labor expense, as part of our EBITDA Achievement Program, building on the progress we made last year.

   We also remain committed to serving our communities in meaningful ways, which is one of our core values. We're very proud of our associates who last year raised more than $1.1 million for the victims of September 11 and donated more than $2.8 million to 110 children's hospitals from the sale of Children's Miracle Network balloons and proceeds from local fundraisers. We're also pleased that the newly formed Rite Aid Foundation raised nearly $1 million to help thousands of low-income seniors buy the prescriptions they need but can't afford.

The Opportunity Ahead

   The future for the drugstore industry remains bright. More than 44 percent of Americans take at least one prescription drug every day, according to the American Society of Health-Systems Pharmacists. With the aging population, increase in average life expectancy, increase in drug therapy to treat serious illness and the development of new wonder drugs, prescription sales in the U.S. are expected to grow as much as 75 percent over the next five years. Add to that the possibility of a funded prescription program for Medicare patients that allows them to use their local pharmacies, and the demographics would be even more favorable for our business.

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   We believe that Rite Aid is well positioned to take advantage of this growth.
Over the past two years, we have overhauled the way we do business, laying a new foundation for growth, creating a culture that applauds taking care of the customer and establishing an environment where everyone is a valued member of the team, empowered to contribute and rewarded for performance. As we begin another year, the foundation has set, the new culture has begun to take hold and our associates are another year experienced in the new policies, programs and procedures we have put in place.

   We strongly believe in the potential of Rite Aid. We believe our strong brand name, modern store base, modern distribution centers, modern pharmacy technology, talented associates and one of the strongest, most experienced management teams in retailing today position us well for continued improvement and future success. We are fortunate and thankful to have the commitment of our 75,000 dedicated associates, loyal customers, valued suppliers and the support of our lenders and our board of directors as we continue to execute a business plan we believe will deliver long term results for our shareholders.

   We've made a lot of progress over the last two years, but we still have a lot of hard work ahead. We're encouraged by the opportunity to build a successful company, and we're committed to improving shareholder value.



/s/ Bob Miller                                          /s/ Mary Sammons
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Bob Miller                                              Mary Sammons
Chairman and                                            President and
Chief Executive Officer                                 Chief Operating
                                                        Officer